Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with our audit of the financial statements of SDR Drone, Inc. (formerly Hallmark Venture Group, Inc.) for the fiscal years ended December 31, 2025 and 2024, we hereby consent to the inclusion of our dual-dated audit report, dated April 27, 2026, except for the matters described in Notes 2, 5, 7, 10, 16, 17, 18, and 19, as to which the date is May 27, 2026, together with the audited financial statements, in the Company’s Offering Statement on Form 1-A to be filed with the Securities and Exchange Commission under Regulation A.

/S/ INTEGRITAT CPA (PCAOB ID 6624)

Boca Raton, Florida

July 31, 2026